Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS RECORD FOURTH QUARTER
AND FISCAL 2006 RESULTS

     Pleasanton, California, March 21, 2007 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 14 weeks ended February 3, 2007 grew 35% to $.66, compared to earnings per share of $.49 for the 13 weeks ended January 28, 2006. Net earnings for the 14 weeks ended February 3, 2007 were $93.1 million compared to $71.0 million for the 13 weeks ended January 28, 2006. Sales for the 14 weeks ended February 3, 2007 increased 14% to $1.608 billion. Comparable store sales for the 13 weeks ended January 27, 2007 grew 1% on top of a 6% increase in the prior year.

     For the 53 weeks ended February 3, 2007, earnings per share grew 25% to $1.70 from $1.36 for the 52 weeks ended January 28, 2006. Net earnings for the 53 weeks ended February 3, 2007 were a record $241.6 million compared to $199.6 million for the 52 weeks ended January 28, 2006. Sales for the 53 weeks ended February 3, 2007 increased 13% to $5.570 billion. Same store sales for the 52 weeks ended January 27, 2007 were up 4% on top of a 6% increase in the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased with the solid earnings growth we achieved in the fourth quarter and the year. Sales during the important holiday season were in line with expectations, benefiting from strength in the Mid Atlantic and Southwest regions and healthy gains in our Home and Shoe businesses. Operating margin in the fourth quarter grew by about 115 basis points, driven by a 60 basis point improvement in gross margin and a decline of about 55 basis points in selling, general and administrative expenses.”

     Mr. Balmuth continued, “For the full year, earnings benefited from healthy top line growth and a 40 basis point increase in operating margin. Improved profitability was driven mainly by increased gross margin, which benefited from lower markdowns, distribution costs and shortage accrual as a percent of sales, more than offsetting higher freight costs and stock option-related expenses. Selling, general and administrative expenses as a percent of sales were flat to the prior year.”

     “Strong operating cash flows during 2006 continued to provide the resources to fund capital investments in new store growth and infrastructure. During fiscal 2006, $224 million in capital expenditures supported the addition of 57 net new Ross locations, 6 dd’s DISCOUNTS® stores, the buyout of the lease for our Southeast distribution center in South Carolina, and other various information technology and infrastructure investments,” said Mr. Balmuth.

     “We also continued to enhance stockholder value through our share repurchase and dividend programs. During 2006, we repurchased a total of 7.1 million shares of common stock, for an aggregate purchase price of $200 million. During 2007, we expect to complete the $200 million remaining authorization on our $400 million two-year stock repurchase program approved by our Board of Directors in the fourth quarter of 2005. In addition, in January 2007, our Board approved a 25% increase in our quarterly cash dividend to $.075 per share, our thirteenth consecutive annual dividend increase,” Mr. Balmuth concluded.

     The Company will host a conference call on Wednesday, March 21, 2007 at 11:00 a.m. Eastern time to communicate additional details concerning the fourth quarter and fiscal year 2006 results and management’s outlook and plans for 2007. A real time audio webcast of the conference call will be available at www.rossstores.com. An audio playback will be available at (402) 220-5900, PIN #2342 through March 28, 2007.

     Forward-Looking Statements: This press release, the recorded comments and other material on our website contain forward-looking statements that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross and dd’s DISCOUNTS include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of February 3, 2007, the Company operated 771 Ross Dress for Less® (“Ross”) stores and 26 dd’s DISCOUNTS locations, compared to 714 Ross and 20 dd’s DISCOUNTS locations at the end of fiscal 2005. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Sales	$1,608,437	$1,411,488	$5,570,210	$4,944,179

Costs and expenses
Cost of goods sold	1,230,741	1,088,539	4,317,527	3,852,591
Selling, general and administrative	227,645	207,699	863,033	766,144
Interest income, net	(3,414)	(1,559)	(8,627)	(2,898)
Total costs and expenses	1,454,972	1,294,679	5,171,933	4,615,837

Earnings before taxes	153,465	116,809	398,277	328,342

Provision for taxes on earnings	60,358	45,831	156,643	128,710
Net earnings	$93,107	$70,978	$241,634	$199,632

Earnings per share
Basic	$0.68	$0.50	$1.73	$1.38
Diluted	$0.66	$0.49	$1.70	$1.36

Weighted average shares outstanding (000)
Basic	137,550	142,439	139,488	144,325
Diluted	140,174	144,665	141,883	146,532

Dividends per share
Cash dividends declared per share	0.135	0.120	0.255	0.220

Stores open at end of period	797	734	797	734

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 3, 2007	January 28, 2006
Assets

Current assets
Cash and cash equivalents	$367,388	$191,767
Short-term investments	5,247	12,763
Accounts receivable	30,105	29,122
Merchandise inventory	1,051,729	938,091
Prepaid expenses and other	44,245	37,090
Deferred income taxes	16,242	20,014
Total current assets	1,514,956	1,228,847

Property and equipment, net	748,233	639,852
Other long-term assets	64,266	58,837
Long-term investments	31,136	11,202
Total assets	$2,358,591	$1,938,738

Liabilities and stockholders' equity

Current liabilities
Accounts payable, accrued expenses and other	$1,049,680	$803,397
Income taxes payable	33,577	25,586
Short-term debt	-	50,000
Total current liabilities	1,083,257	878,983

Long-term debt	150,000	-
Other long-term liabilities	129,303	122,926
Deferred income taxes	86,201	100,657

Commitments and contingencies

Stockholders' equity	909,830	836,172
Total liabilities and stockholders' equity	$2,358,591	$1,938,738

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended
($000, unaudited)	February 3, 2007	January 28, 2006
Cash Flows from Operating Activities
Net earnings	$241,634	$199,632
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	108,135	94,180
Stock-based compensation	26,680	16,668
Deferred income taxes	(10,684)	(2,590)
Tax benefit from equity issuance	12,090	21,947
Excess tax benefits from stock-based compensation	(9,599)	-
Change in assets and liabilities:
Merchandise inventory	(113,638)	(84,979)
Other current assets, net	(8,138)	11,698
Accounts payable	221,644	21,448
Other current liabilities	34,417	94,670
Other long-term, net	4,326	2,517
Net cash provided by operating activities	506,867	375,191

Cash Flows Used in Investing Activities
Other additions to property and equipment	(136,626)	(175,851)
Purchase of assets under lease	(87,329)	-
Proceeds from sales of property and equipment	615	-
Purchases of investments	(71,938)	(313,569)
Sales of investments	59,337	357,024
Net cash used in investing activities	(235,941)	(132,396)

Cash Flows Used in Financing Activities
Payment of term debt	(50,000)	-
Proceeds from issuance of long-term debt	150,000	-
Excess tax benefits from stock-based compensation	9,599	-
Issuance of common stock related to stock plans	32,517	45,982
Treasury stock purchased	(3,787)	(6,626)
Repurchase of common stock	(200,000)	(175,000)
Dividends paid	(33,634)	(30,715)
Net cash used in financing activities	(95,305)	(166,359)
Net increase in cash and cash equivalents	175,621	76,436
Cash and cash equivalents:
Beginning of period	191,767	115,331
End of period	$367,388	$191,767

Non-Cash Investing Activities
Straight-line rent capitalization in build-out period	$-	$3,290
Change in fair value of investment securities	$(183)	$20